Exhibit 99.2
On March 22, 2006, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:
INTERPUBLIC PARTICIPANTS
Jerry Leshne
Senior Vice President, Investor Relations
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
TRANSCRIPT
Jerry Leshne:
Thank you for joining us this morning. We have posted our earnings release and slide presentation on our website, www.interpublic.com, and will refer to both during this conference call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A. We plan to conclude before market open at 9:30 AM Eastern time. During this call, we will refer to forward-looking statements about the Company, which are subject to uncertainties referenced in the cautionary statement included in our earnings release and the slide presentation and further details in our annual report on Form 10-K and in other filings with the SEC. At this point, I would like to turn things over to Michael Roth.
Michael Roth:
Thank you, Jerry, and thank you all for joining us this morning as we review 2005 results for both the fourth quarter and full year. Frank will be taking us through the numbers in detail shortly. As you will see, our performance reflects what was undeniably a very challenging and complex 12 months for Interpublic. Organic revenue for the year was down marginally as we had indicated that it would be on our last call. In light of all the distractions that we experienced last year, this is worth mentioning because it demonstrates that IPG and its affiliates continue to be vital and that we are bringing a quality product to the marketplace. This was particularly the case domestically where the majority of our companies experienced organic growth in the fourth quarter. Internationally, performance needs to be improved, though these results are depressed by the increasing number of divestitures that we are undertaking to pare underperforming assets and nonstrategic operations. Of course, the bar on organic revenue performance will be higher for much of this year due to these divestitures and client losses that took place back in 2005. As with the top line, which must improve, costs for the fourth quarter and the full year were not where we need them to be. In looking at the expense side of our story, it does help to have some context so as to understand what is driving these costs and what this says about the progress we’re making in getting our Company back on track. So before we get to the financials, I would like to take a step back and recap what took place at Interpublic during the past year. As always, I will be direct and to the point concerning both the bad and good news in 2005.
Very early in the year, we alerted you to material weaknesses in our internal controls. At that time, we were clear that our top priority would be to aggressively address shortcomings in our financial systems in order to ensure the integrity of our financial results and to break the recurring cycle of financial missteps that have been hampering the Company for a number of years. I firmly believe that an incremental approach is not adequate to addressing deep-seated accounting issues. Our Board of Directors shared that opinion, so we undertook a comprehensive review process with which you are all too familiar with by now. This expanded internal management work and external audit activity led to the restatement we announced on our September conference call. This review reconciled the Company’s past accounting practices with the requirements faced today by any major public U.S. multinational. The new level of disclosure and transparency to which we have committed is appropriate so that investors can have confidence in our results going forward. Also, so that you can better understand our Company, track our performance and measure progress against our stated objectives. Greater transparency is also right for any professional service firm that seeks to build more open, trusting and ultimately higher value partnerships with its clients.
Of course, the costs associated with this accounting review has been very significant, as has the cost of putting quality financial management into place within many of our companies, which had not been previously done due to our poor track record of integrating acquired agencies. All this activity related to financial systems and infrastructure had a severely negative effect on our operating results. But we have made major improvements in our people and our processes and we are a better company for it. Another major contributor to our high costs was an equally vital investment, not in accounting and finance, but in professional and management talent. Ours has always been an industry in which talent is a key differentiator. As the media and marketing landscape gets more complex and cluttered everyday, creativity and innovation are becoming even more important. If the acquisition strategy that we pursued in the late 1990s and the period of uncertainty that followed were not conducive to retaining or developing the industry’s best people, at many of our agencies new talent was required to bring our offerings to the level clients need to be today. At others, we needed new talent to bring a spark or new direction to troubled operations. This is why the second key priority I set for our organization last year was to significantly upgrade, strengthen and provide depth at top levels of our operating units and at corporate. Although this priority also required significant investment, which is apparent in our high severance costs, providing our talent base was another area in which we made substantial progress in 2005. This is a newly configured senior management team at the holding company. We also made major upgrades across McCann and its corridor companies. We have new leadership at FCB and Lowe, as well as in the media operations. All of these are key investments in our brands and, at the end of today, in our ability to grow the top line of our business, which will be vital for us to achieve a turnaround at Interpublic.
Early returns on these investments have been encouraging. McCann, one of our two five-star-rated agencies, won two of the most hotly contested major pitches of 2005: Intel and the U.S. Army. More recently, they added Goodyear and a significant international assignment from General Mills, as well as HP’s consumer product business in Europe and we’re expecting hopefully more business in that. Lowe posted a number of wins against top-flight creative competition: the important oral care consolidation at Unilever, Thai Airways account and, just last week, EarthLink. FCB has won major new assignments from existing clients and also last week headed an integrated offering that won the Dow Chemical business against teams representing all of our major competitors. As you may have seen this morning, Initiative Media has won the CBS and Showtime business in a heated competition with a number of leading media agencies and is particularly good to see a win in that space. We have also seen signs of a resurgence at Deutsch, with wins at Helio, IKEA and DirecTV. Mullen, Martin, Campbell-Ewald continued to perform very well and have wins in the marketplace as does Draft, our other five-star-rated agency. Our marketing services companies are also performing well led by our PR offerings and Jack Morton.
As we have previously indicated, we will be working against a stiff headwind from divestitures and major losses in 2005. But early results this year indicate that we are back in the game in terms of pursuing and winning business from both existing and new clients. The results that we are sharing with you today tell the story of a difficult year. We addressed our most pressing issues head-on. This was not easy nor was it inexpensive. But we made significant progress in clearing away historical problems and laying a solid foundation for future growth. We also stayed true to our commitment to a conservative approach to financial management, which is appropriate given the early stage in which we find ourselves in our recovery. At this point, I’ll turn things over to Frank and then rejoin you for a brief overview of our investor day before we move on to Q&A. Frank.
Frank Mergenthaler:
Thanks, Michael. Before turning to our results, I would like to reiterate that 2005 was a very challenging year for us. Given all the issues we identified and engaged, we’re pleased to be filing our 10-K today and that we have received an unqualified opinion on 2005 financial results from our independent auditors. That said, we continue to have material weaknesses in our internal controls and have therefore received an adverse opinion with respect to Sarbanes-Oxley compliance. This was expected and has been previously disclosed. As we said in our release on March 9, as part of our 2005 closing process, we reviewed the accounting for the vendor and client credit issue and a number of other smaller items.
The result is that our 10-K filing today reflects adjustments to previously recorded results of quarters one through three of this year, while the fourth quarter reflects immaterial adjustments for periods prior to 2005. We have concluded that the adjustments made in Q4 relating to our out of period adjustments are not quantitatively material to 2005 financial performance nor are the adjustments material on a qualitative basis to our fourth quarter. These adjustments are detailed in the appendix to our slide presentation and are disclosed in our 10-K filing. Addressing our control weaknesses is a priority of this management team. While we still have more to do, we have seen significant progress in the past six months. We have dramatically improved the global financial talent at Interpublic. We have also raised the level of transparency with our clients, which is absolutely necessary for a world-class marketing services business. We are aggressively rationalizing the number of operating units around the globe, and we continue to invest behind key corporate initiatives such as consolidating IT systems and back office processes, exiting nonstrategic or unprofitable operating units and rationalizing our global infrastructure. All these initiatives are works in progress and result in a better managed, better controlled and more efficient operating environment.
Our 2006 business plan calls for continued investment enhancing our control environment while we continue to work towards 404 certification. Mediating a significant number of our material control deficiencies will be a priority in 2006. In this regard, I think it is important to note that there are no conditions of default or breach in any of our bonds or bank credit facilities as a result of reporting material weaknesses. Finally, before moving on to the results, I am sure all of you read in our press release that our Controller and Chief Accounting Officer, Nick Cyprus, has decided to leave our Company. Nick has played a very important role in identifying and addressing the significant accounting and control issues at Interpublic and has worked towards developing the strategy in building the team to remediate our control issues as we move forward. We would like to thank Nick for his leadership in tackling some very challenging and complex issues and building the foundation for Interpublic to move forward from a control and reporting perspective.
Nick’s successor will be Chris Carroll. Chris is currently our Senior Vice President and Controller for the McCann WorldGroup and will be an outstanding successor to Nick. Chris brings the appropriate technical and operating perspective to be truly effective in this new role. His background includes ten years with a big four accounting firm, experience as the worldwide controller of Avaya, Financial Vice President of Lucent’s wireless division and Chief Accounting Officer at two public companies. Importantly, he brings strength and depth of experience in the areas of financial controls and technology, and I’m confident he will build upon the foundation put in place by Nick. Again, I want to thank Nick and also welcome Chris to his new role.
Now on to the results. Turning to slide 3, you’ll find an overview of results beginning with the fourth quarter. Revenue in the fourth quarter was $1.9 billion compared with $1.97 billion in the fourth quarter 2004. This resulted in organic revenue decline of 1.7%. Reported operating income was $58 million compared with $312 million a year ago. A number of exceptional items adversely impacted the performance during the quarter, including an asset impairment charge of $92 million related primarily to the write-down of goodwill at Lowe, an increase of $60 million in severance in the quarter due to rightsizing strategies at a number of our operating units, as well as upgrading our talent base as part of the turnaround and high professional fees in the quarter of $92 million due to control weaknesses in SOX remediation. The reported loss per diluted share in the quarter was $0.08 compared to earnings of $0.22 per share in the fourth quarter of 2004.
On slide 4, we present our income statement for the year. As you can see, revenue was $6.27 billion, down 1.8%. This reflects an organic decline of 0.7%, which is right in line with our previous indication on our third-quarter call in November. Reported operating income for the year was a loss of $104 million compared with a loss of $94 million in 2004. This result reflects the operating factors I’ve already mentioned, the decline in 2005 revenue and significantly higher professional fees and severance, as well as the Lowe impairment charge this year. The provision for taxes was $82 million despite our pre-tax loss and there are several factors for this. First, ongoing losses in certain international jurisdictions that require us to establish valuation allowances against previously established deferred taxes and second, current year losses in a number of jurisdictions without current tax benefit. Third, ongoing profitability in other jurisdictions with a full tax provision. Fourth, we’re not able to provide a full tax benefit against certain extraordinary items such as goodwill impairment. For the full year, we reported a loss of $0.68 compared with a loss of $1.34 in 2004.
On slide 5, we focus on the fourth quarter in a little more detail. The organic revenue decline for the quarter was 1.7%. The effective exchange rates on reported revenue was negative in the quarter accounting for 0.7% of the reported decrease. Net dispositions accounted for another 1.2% of the reported decline. This performance reflects account losses in 2005 that rolled off our books in the fall, including a number of media buying assignments. Further, we have been clear in identifying the fact that business lost in ’05 will create difficult organic comps for us in the first six to nine months of 2006. Looking at some of our operating companies in Q4, we had a strong organic growth from FCB and Draft and from independents, Mullen and Carmichael Lynch. At CMG, we had a solid increase nearly across the board. We strengthened public relations, sports marketing and event marketing. McCann WorldGroup’s revenue was approximately flat on an organic basis for the quarter and Lowe continued to struggle.
On slide 6, the organic revenue for the year was a negative 0.7%. Currency exchange rate changes were positive for the year of 0.6%. Net dispositions accounted for 1.7% of the reported decrease. As you can see on the bottom half of the slide, the organic change of our integrated agency network segment was a negative 1.2%. Organically, McCann WorldGroup was flat for the year, while FCB was down modestly and Lowe continued to be challenged. Deutsch’s revenue also decreased due to account losses in late 2004 and early 2005, but Deutsch has rebounded thus far in 2006 with a string of strong wins early in the year. We also had solid growth by Draft and U.S. independents, Mullen and Carmichael Lynch. At our CMG segment, organic growth was 2.1%. PR had solid increases for the year at both Weber Shandwick and GolinHarris. Octagon and Jack Morton were also up. Looking forward to 2006, we estimate the effective divestitures and net client losses taken together leave us with a revenue base of approximately $5.9 billion as we look forward to the year with divestitures the larger of the two drivers. We divested 29 businesses in 2005, 13 of them in the fourth quarter, and have additional divestitures pending this year.

These businesses were either nonstrategic, chronically unprofitable or would never be Sarbanes-Oxley compliant at a reasonable cost. They were generally subsidiaries in international markets such as Spain, Greece and the ex-Soviet republics, as well as a few nonstrategic businesses in the U.S. We will continue to service our multinational clients in those international markets through affiliate relationships. At the same time, we enter 2006 with an organic revenue deficit that is the result of net account losses in 2005. Again, this is a starting point—not a projection. We are obviously committed to growing from this level, as Michael discussed earlier, and we bring world-class capabilities and talent to that commitment. We’ll have much more to share with you about our agencies and capabilities at our investor day on Monday.
The next slide, page 7, provides more specifics on the regional revenue picture. In the U.S., organic revenue decreased 0.5%. Revenue increased 4.1% in the U.K. due to strong performance by Jack Morton’s solid growth in public relations. Continental Europe was down approximately 5% due to account losses and lower client spending.
On slide 8, we show operating expenses in greater detail beginning with the fourth quarter. Salaries and related expense were $1.1 billion compared with $1 billion in the fourth quarter 2004, an increase of $86 million. The large component of the increase was severance expense, which increased $60 million to $97 million in the quarter. As we have said many times, we aggressively addressed staff issues in 2005 to rightsize certain businesses and to upgrade talent and leadership. The expenses were concentrated in the fourth quarter. For the full year, salaries and related expense were approximately $4 billion or 63.7% of revenue, compared with $3.7 billion or 58.4% of revenue in 2004. This performance is not nearly what we believe it should be and we’re focused on improving the staff-cost ratio as a key lever to improve profitability. Severance expense increased $88 million from 2004. Our severance activities cover approximately 3000 employees, of which approximately 2500 have left our Company by year-end and 500 in the first part of the year. We also hired into growth areas during the year, upgraded talent and added staff in finance to help address our financial control issues. Incentive expense decreased $18 million year-over-year. Total equity-linked compensation expense was $46 million in 2005 compared with $34 million in 2004. As previously disclosed, we are adopting FAS 123R accounting for equity-linked compensation beginning with the first quarter 2006. As we do so, our compensation model is evolving away from options toward a greater use of restricted shares. This reflects our compensation philosophy of moving equity ownership deeper into the organization to further align management throughout our Company with the interests of our owners. As both the accounting and our comp programs are changing, we want to share our anticipated expense projection of $70 to $75 million in 2006 for total equity-linked comp, an increase of approximately $30 million over 2005. Turning to office and general expense, expenses were $637 million in the fourth quarter, up $7 million from a year ago. Total professional fees were high in the fourth quarter both this year and in 2004 at $91 million and $89 million, respectively. This was due to our weak financial controls and Sarbanes-Oxley compliance work in both 2005 and 2004. For the full year, office and general expenses were $2.29 billion compared with $2.25 billion in 2004, an increase of $38 million. Excluding the impact of dispositions in currency, O&G expenses increased 5% year-over-year. Total professional fees were $330 million or 5.3% of our revenue for the full year—in line with our indication on our last call. This is an increase of $95 million for the year and represents the majority of the increase in O&G in 2005. We expect 2005 to be the peak level of professional fees and plan a significant step down in professional fees as we move into ’06. With respect to Sarbanes-Oxley, our objective is to make significant progress against mitigating our material control weakness in 2006. That would set up another material step down for professional fees in 2007. The difference between the reported organic changes are chiefly the disposition of motor sports business in 2004 and other business divestitures. Depreciation for the year was $169 million. Amortization of stock-based compensation was $42 million and amortization of fees included in interest expense were $9 million.

Turning to slide 9 and cash flow, beginning with operations, you can see that operations used $20 million of cash in 2005, which is a decline in performance from 2004. This is a result of three factors. One is the operating results I’ve already discussed, especially our increase in expenses. Secondly, we consumed cash in working capital in 2005. You can see this in the yellow highlight showing cash use of $174 million in the year, primarily due to the decline in payables compared to a year ago. These changes were due in part to the loss of media-buying assignments. Our working capital accounts were also impacted by the timing of initiating closing large project assignments. Improving working capital results for 2006 is a Company-wide priority for us. We have added approximately $12 million against contractual obligations identified in our 2004 restatement for vendor credits in 2005 and so far this year have paid out approximately $25 million. Third, taxes paid in 2005 were $95 million compared with $66 million in 2004. The increase is chiefly the result of a settlement of a multiyear state and local audit over and above the normal tax payments on operations. Our global tax loss carryforward position presents us with a cash flow opportunity. We estimate our gross global operating loss carryforward to be in excess of $1 billion at year-end 2005, which provides a tax yield for future income to the extent we become profitable and will be generating corresponding cash savings. Further, before leaving the tax discussion, as we previously disclosed, we have been under IRS review for the period 1997 to 2002. The initial examination has been concluded. One of the findings disallowed a deduction in 2002, which we expect to reclaim in an amended filing on our 2004 tax return. As a result, we will return the refund of $45 million plus interest in the second quarter of this year. Moving to the investing portion, you can see first the cash paid earnouts continued to decline in 2005 and resulted in the use of $92 million. We expect cash earnouts to decline to $46 million in 2006. As I mentioned earlier, we increased the level of business dispositions activity in 2005 and the cash impact is reflected in the investing section of our cash flow statement. Cap-ex declined to $141 million from $194 million in 2004. Spend in 2004 increased behind several agency office relocations to downsize our real estate footprint. We have net maturities of short-term marketable securities of $307 million. In the financing section, cash flow in 2005 reflects our convertible preferred issuance in October, in which we raised approximately $500 million. The increase in cash and cash equivalents of $526 million, which includes the maturities of our short-term marketable securities, is $307 million.
Looking at our balance sheet on slide 10, cash and short-term marketable securities totaled $2.2 billion this year compared with $2 billion a year ago, with $2.1 million in cash and $160 million in short-term marketable securities. Year-end cash was higher than the level we projected on our early November conference call as the projection included outflows which did not occur in the fourth quarter primarily related to client and vendor credits and high cash severance. In connection with our filing this morning, we also reclassified the past presentation of some working capital items. This is not a restatement and there’s no impact on net worth, income or cash flow. The principal reclasses were from accounts payable to accrued expenses and accounts receivable to expenditures billable to clients.
Our debt maturity schedule can be found on slide 11. Total term debt at yearend was $2.2 billion, approximately the same level as a year ago. We believe this picture gives us a lot of flexible and stable financing for our turnaround.
On slide 12, we provide a credit update. We think it is important to mention that our bank group remains supportive and that we have successfully obtained the necessary waiver and amendment for the three-year credit facility. The amendment resets the financial covenant levels, adjusting minimum EBITDA for periods through the first half of the year. For these same periods, the interest coverage ratio and debt to EBITDA ratio covenants were removed. To be clear, these revised financial covenants are not projections, but are negotiated bank covenants and should be viewed accordingly. In addition, we increased our flexibility to issue letters of credit beyond the termination date of the facility. We have also agreed to a requirement to maintain the cash and securities at a minimum of $300 million plus the amount of drawings with our syndicate banks.

On slide 13, we summarize the current state of play. In 2005, we confronted difficult issues, issues that left our mark on our financial results for the year. We also began to make extensive changes to become a stronger company. Michael became CEO earlier in the year. We extensively reviewed past accounting, which resulted in our September restatement. We are improving our financial controls. While work remains in this area, we enhanced the finance team globally, established and enforced the accounting policies and rolled out more robust reporting processes. We addressed client transparency head-on by identifying and making right the credit issue. We rationalized our portfolio of business from both a strategic and control standpoint. Most important for our future top-line prospects, we upgraded key leadership positions with terrific talent in agencies and at corporate. While this transition impacted financial results and to a lesser extent affected our business in 2005, we believe most of these issues are substantially behind us as we enter 2006 as a significantly improved company.
Before we go to questions, I will remind you that our investor day is March 27 here in New York. We look forward to hosting you for presentations by both corporate and key operating units. With that said, I’ll turn it back over to Michael.
Michael Roth:
Thanks, Frank. Obviously one of our commitments to all of you has been a greater degree of transparency. I think you can glean from Frank’s remarks, as well as the appendices that you see, that our commitment to meeting that transparency is being well served and we will continue to do that, as well as respond to your questions. As Frank indicated, we are going to be hosting our investor day and I can’t tell you how excited we are to do that. At that meeting, we’re going to share our view of the key drivers that are changing what our clients need and how we propose to address these new marketplace demands. We will also communicate the metrics that you can expect from us going forward, which we believe will provide a better set of tools with which to understand our business and track our progress. Even more important, we will make available to you the management teams of all our major operating units. Our brands are the most valuable asset that we have, coupled with our clients. Their health and competitive positions are the key determinants of our ability to grow and close the organic revenue gap with our peers.
As I mentioned earlier, talent is a top priority for our turnaround, and we have begun to see some improvements in the new business arena in early 2006 as a result of the investments we’re making in this area. This is why I still believe there’s absolutely no reason we can’t achieve revenue and margins that are in line with our peers. On Monday, you’ll hear from our operating management as to what they have done to improve their product, how their agencies are going to market and how their offerings must evolve to meet clients’ needs in a world in which media and consumers are changing faster than ever before.
I know I’m getting a little bit ahead of myself because we are excited about Monday, but I would be remiss if I didn’t mention the fact and thank David Bell. As you know, we announced that David Bell would be retiring as Co-chair and stepping into the role of Chairman Emeritus, and I wanted to thank David for all the extensive support he has given me and what he has contributed to us at Interpublic, and we look forward to continuing our relationship with David in his new role. We are excited about what we have accomplished in 2005. It was a difficult year, but I think it bodes well for us in terms of getting traction in 2006 and thereafter in terms of presenting to our investors and our shareholders what the opportunities are here at Interpublic. At this point, I’d like to open it up to questions that Frank and I would be happy to answer.

QUESTIONS AND ANSWERS
1. Question:
You mentioned the drop off in professional fees and severance expense in 2006. Will that be an immediate drop off? Could you give us a ballpark what to expect from those line items in the first quarter? And then my second question is if you could just — you discuss a lot of the new business that you won in the first quarter of this year so far. If we take a look at some of the losses you may have had, could you give us a rough idea, maybe by major agency, if you think your net new business is positive?
Michael Roth:
I will let Frank talk about the professional fees, then I will talk about the new business.
Frank Mergenthaler:
On the severance, our expectation is that running 2 plus percent of revenues in ’05 is not going to be repeated in ’06. I don’t have quarterly guidance to give you. With that said, we expect the severance for ’06 to come down rather significantly in ’05. With that said, we are in the middle of a turnaround. We continue to evaluate our portfolio. So as of now, the only thing I can say is our expectation is that will come down. On professional fees, ’05 included a restatement of prior periods. Needless to say, we don’t anticipate that again nor the cost associated with it. With that said, until we get our material control weaknesses remediated and we become Sarbanes-Oxley compliant, our professional fees will still be abnormally high compared to our peers. So I think the guidance we have given folks is we expect to see a fairly dramatic fall off in professional fees ’05 to ’06, but we still believe that level will be running at a higher than normal run rate base.
Michael Roth:
In terms of the new business, obviously we said for 2006 we have a gap to make up from the losses in 2005. I think your question was specifically on new wins and losses in the first quarter of 2006. So far, we are positive for the new businesses wins and losses in the first quarter. EarthLink, DIRECTV, the Unilever consolidation, Goodyear Tire and Rubber and IKEA are all positive wins so far in the first quarter. The only losses that I believe we have disclosed was some small business at ExxonMobil and the French media at Nestle.
Question:
If you look at your top ten clients firm-wide, are there any clients that are in review or any of your major clients you believe are at risk right now?
Michael Roth:
Right now, obviously, that is something we look at very carefully. I would say that the normal reviews are in place. I am pleased to say more normal with our business than it has been in the past. So there is some discussion going on. No major clients are in review.
2. Question:
I was wondering if you could talk about ’06 and expense milestones that we should look for over the next 12 months. And also how soon would you hope to see evidence of margin progress?

Michael Roth:
We are going to be talking a lot about that in our Monday presentations. What we have said consistently, we don’t give out forecasts, and I know everyone wants us to do that by the questions we get throughout the year. I think the key thing for 2006 that you have to look at is us starting to gain traction both on the revenue and margin improvement, and that has to be gradual throughout 2006 heading into ’7 and ’8. And on Monday we will give you more specific measurement tools that you can track us with.
Question:
You touched on the amendments to your credit facilities. How should we think about the very low last 12-month EBITDA thresholds under those new agreements?
Frank Mergenthaler:
When we established those thresholds with the banks, it was in September before our restatement was complete. And the targets were set and they were done with very little visibility into Q4 and ’06. So when we got to Q4 and we were at risk of tripping our EBITDA coverage ratio, we went back to our bank group and said, look, we are in the middle of a turnaround here. We would like to put thresholds in place where we’re very comfortable we can exceed, so we don’t have to have this discussion every quarter. And that is the result that you see in these revised thresholds. When you look at the actual EBITDA performance for latest 12 months ’05, it is significantly higher than the ratio threshold that we have baked into this revised agreement. So as I said in my comments, this is just part of coverage ratios in our bank agreements. This is not indicative of where our expectations are with respect to EBITDA for ’06.
3. Question:
I was wondering, just another question on revenue outlook for next year. When you talk about revenue been flat to down for ’06, I was wondering what are you assuming for new business for the year. I know obviously you just said that Q1 is positive on the new business front. So are you baking in positive new business to a flat to down outlook for this year?
Michael Roth:
I think what we said we were flat for the year, organic 2005. We didn’t comment and nor do we give forecasts for 2006.
Question:
Okay. I thought I read it in the K, that it says for 2006 we expect organic revenue to be flat to down.
Frank Mergenthaler:
It does say that. And as we said in the comments, when we read baselined for our starting point for ’06, we have a fairly significant hole due to ’05 client losses that will roll through in ’06. And that is why we are saying in our comment in the K we believe we will be flat to down. That is why we gave you a view at our rebaseline of where we think we are entering the year, so people can evaluate growth off that number.

Michael Roth:
If you look — and that’s the point in terms of our competitiveness in the marketplace—if you look at where we are starting from, we have that hole. If you go forward, if you step off of that number, that is where we see the organic numbers that you’re talking about. Obviously, we still have a hole we have to fill before we get there.
Question:
You mentioned scaling down professional fees and severance for next year. Are there any other cost buckets that you could pinpoint that we could expect to scale down this year?
Frank Mergenthaler:
Well, we expect to see some traction in salaries. We took some fairly dramatic hits in severance in ’05. While some of that severance — those individuals will be replaced with talent upgrades, we are pushing our agencies very aggressively to manage to their staff cost ratios. So as we remove some of the distractions that we saw in ’05 with respect to a lot of our financial issues and we start to get back to normal cost business, we would like to see our staff cost ratios become more in line.
Michael Roth:
Let me — as we have more clarity into the business units and as we added all the financial systems in place, we see much more timely and granularity into the ratios that Frank was talking about. So what you will see is if we are underperforming on the revenue side, obviously we will be in a better position to take action quickly on the expense side. So we’re very cognizant in terms of our goals on margin improvement and revenue, and we will be monitoring that on a regular basis throughout 2006.
4. Question:
Frank, I wonder if you could size the 29 — the revenues of the 29 businesses you have disposed of, plus just include the ones you plan on disposing of. How much revenue is that? And second, for the media accounts you have lost, is there any additional cash outflow with media accounts you lost in ’05? And also can you add to that the amount of rebates you can offer, just so we sort of know what the cash position is now with the deterioration because of media losses and rebates?
Frank Mergenthaler:
On the disposed businesses, it is a little bit north of $200 million, and the operating performance of those businesses was at a slight loss. With respect to the media accounts, we had a decline in our media business in ’05, and we saw the impact of that quite frankly on our operating performance and also our working capital. Right now, we don’t expect to see material deteriorations off that, but as we have been pretty public about, our media business has been challenged and it is a very competitive market, and we have got a new team in place trying to turn that business around. And with respect to credits, we put a number out there with respect to the cash component of the restatement-related items of $250 to $300 million. On the vendor or the client side of that, the negotiations took place or have started in the fourth quarter. We had a relatively small amount of dollars go out in Q4, less than $20 million, in fact. We have seen a similar amount go out in Q1. So those negotiations are detailed and they are taking a while, so we had 12 to 24 months for that cash to unwind. I am still sticking to that timeline, but if we get better information that it may stretch out, we will let you know.

Michael Roth:
Obviously, we started with the larger ones first, so the larger clients. And therefore, those are the ones that we have been spending the most time with right now.
Question:
But there’s no media business that is still to come off that you have a working capital outflow that you’re aware of?
Frank Mergenthaler:
No, we have not had any major losses other than the ones that we identified in ’05. In fact, we had a win this morning.
5. Question:
Just a couple of questions. First of all, thanks for providing the revenue base going into the year. That is very helpful. I am wondering if you could dig in a little bit deeper on your overseas results. I was a little bit surprised by the deterioration in the fourth quarter on the U.K. and continental Europe, and I know you gave some color on which agencies, but what does that sort of suggest could happen early in the year? And then separately, Asia-Pacific, I was surprised by your results there given what I am hearing from other firms and what their performance has been like.
Beyond the geographic discussion, could you tell us — and it might be in the 10-K — I apologize, I didn’t get through all 200 pages. What percent of revenues do your top five or ten clients represent today and who are those top five clients?
Frank Mergenthaler:
Do you want to talk about the —?
Michael Roth:
Well, first of all, in Europe, as you know, we added a lot of key talent in Europe and most of the divestitures that Frank alluded to were in those markets. So I think the results you are seeing in Europe reflect those divestitures. They were pretty much nonprofitable businesses and so we shouldn’t have that going forward.
We have been doing a lot of work in terms of Asia, in terms of repositioning some of our offerings and our talent. So I think we are seeing an uptick in those environments and we expect to see that stronger as we go forward.
Question:
Michael, on Europe, I guess I was really focused on the organic number, so it would have already adjusted for the divestitures.

Michael Roth:
Well, I think we saw a win when I referenced Hewlett-Packard in terms of Europe. We are having a lot more activity in Europe. We’ve been talking about getting some of the numbers here while we’ve been talking.
Frank Mergenthaler:
I think we cited on the last call that we have been struggling in some of the markets in Europe. We put new management in Europe. We have a new leadership team in McCann and right now Europe has been the challenge for us. We have been out there with respect to our troubles with Lowe. Steve Gatfield just went in as CEO of Lowe. So there is challenge in Europe and there’s a new team in Europe and it is something quite frankly we’re focused on.
Question:
And what about — I guess I read yesterday that you lost what sounded like a pretty key person at Lowe who worked on the Unilever account.
Michael Roth:
As you may know, I’ve been spending a fair amount time over in Europe. In particular I’ve been meeting with Unilever. That individual certainly was part of a team, but the rest of the team continues to be in place and we shared that information with our client and I am comfortable that, with respect to the team that we have out there now and in place, we will continue to service that client quite well. And that one individual was obviously connected to one specific part of the business and I am comfortable that we are servicing the client well in that market.
Frank Mergenthaler:
And to your question on top ten for ’05, it was 24.7%. For ’04, it was 23.5%. With respect to clients: General Motors, Microsoft, Unilever, J&J and Verizon.
Michael Roth:
Also let me comment about a new team at Lowe because I think it is important. I have been part of some of the meetings we have had with our clients over there with Steve and Tony Wright and the rest of the management team at Lowe. The meetings we have had with presenting the new team has gone quite well with our major clients at Lowe. I think what we’re bringing to the table is the new offering and the talent that we have and we’re showing our clients how we continue to be very strong on the creative side. There is no question that our ability to deliver creative product at Lowe continues to be very strong and our clients are very receptive to the offerings that we have. So I would have to say, even though you read a lot about what is going on at Lowe in the U.K., the relationships we have with our clients in the U.K. has stabilized and Steve is doing — and Tony — are doing a great job in terms of getting their message out to our client.
6. Question:
I wanted to — actually on Europe, I guess wanted to dig a little deeper here, which is can you help us identify, in the fourth quarter anyway, what percentage of revenue loss was client loss or true market weakness because European markets are not strong? So can you give us a little detail on how much you think was actually just client loss versus true market weakness?
Michael Roth:
No, we don’t have all of that detail with us right now. I think what we have to do is go offline and talk about it and perhaps when we present on Monday, we will give you a little more granularity in terms of the European market. I understand that that’s an issue that everyone has, so I will make a point of making sure we deal with that on Monday.
Question:
What we always heard about Europe is it is hard to sever jobs there without going through some time delay in terms of processing, maybe work councils, whatever. But will there be a lag in terms of European restructuring costs in ’06? Did the weakness in the fourth quarter surprise you and is there a chance that margins in Europe will continue to be suffering in ’06?
Frank Mergenthaler:
We did sever a fair amount of folks in Europe in ’05 and yes, it is a much longer and complicated process. We continue to look very hard at our European business. I had mentioned earlier we’ve got new management in a number of our networks. I don’t anticipate a major restructuring in Europe. With that said, we continue to pressure operating units to manage their staff cost ratios and their margins.
Question:
So we won’t expect to hear more restructuring in Europe, a higher level in ’06 than ’05?
Michael Roth:
I think what you’re going to see is, as we position our go-to-market strategy, which is what is relevant here, and we align the assets we have with our go-to-market strategy, we may see some fallout, but it is not going to be a major restructuring issue, not that we know of at this point.
7. Question:
Two questions. One, Asia-Pacific, I was surprised you’re not getting the lift there. I know McCann is very strong in Japan, but is that client losses or is there something going on because you were down organically, which surprised me? Secondly, if you could just touch upon what the bonus accruals were in the fourth quarter.
Frank Mergenthaler:
The incentive compensation year-on-year was down about approximately $20 million. I am not aware of any major client losses in that market. I will make sure, but I don’t believe we had any.
Question:
Surprised it wouldn’t have very strong organic growth. What is the explanation?

Frank Mergenthaler:
Well, I think we’ve said it before, we have to provide a stronger offering in certain of those markets and we’ve added people and we have addressed the total picture in those markets from an IPG point of view.
Question:
Is Japan giving some kind of lift to McCann or is it still too nascent in terms of the recovery we’re seeing there to really flow through to the interest?
Michael Roth:
I would say it’s difficult to see any flow-throughs right now in the time frame that we’re talking about. This is a market that we continue to invest in and we will hope to see the pickup as our talent starts having traction in those markets.
8. Question:
In terms of the guidance or the comment in terms of organic revenue growth in the 10-K, you talk about being flat to down for the year. Is that off of the $5.9 billion baseline that you provided on the call or does that reflect guidance based on historical ’05 revenue?
Frank Mergenthaler:
It is based on historical ’05 revenue.
Question:
In terms of your Sarbanes-Oxley commentary, do you still intend to be compliant with Sarbanes with the filing of your 2006 10-K?
Frank Mergenthaler:
Our priority is to remediate as many of our material weaknesses. I think becoming fully Sarbanes-Oxley compliant in ’06 would be very challenging.
Question:
So maybe what has changed? Your prior commentary indicated that you expected to be compliant by year-end ’06.
Frank Mergenthaler:
I think we have said our goal was to be compliant by ’06, and going through the 2005 year-end close and seeing just the impact of these weaknesses and how we are trying to get our arms around them manually, it is going to take a fair amount of incremental work and incremental systems to get Interpublic in line with 404. We continue to invest heavily behind SAP and common IT platforms we think will be a contributor to Sarbanes compliance. We continue to invest behind shared services in consolidating back office processes. We think that will be critical to Sarbanes-Oxley compliance, and we have got to manage the investment and the amount of resources those initiatives are absorbing and how quickly we can get them in and get Sarbanes behind us. So we are trying to manage all of those issues. With that said, it is very important for this management team to get our controls in place, our material control weaknesses remediated and become Sarbanes-Oxley compliant.
Question:
In terms of cash flow performance in ’06, with more heavy vendor payments likely, the vendor rebates, would you expect to be positive cash flow in ’06 from operations?
Michael Roth:
We are not giving any guidance right now with respect to ’06 cash flow.
Question:
Also in the K, you indicate that you’re going to continue to evaluate opportunities to raise additional financing. Can you maybe give a little bit more insight into specifically what that could entail?
Michael Roth:
Obviously the reason we put the maturity schedule out there is to show we have flexibility. There is no need for us at this point to access those markets. The comment is that we continue to look at the economic environment in the capital markets. I will tell you that, obviously, given the last transaction that we did, we are sensitive and cognizant of any potential dilution transactions. Therefore, all that will be considered if and when we ever tap the markets again.
Well, thank you. I know we gave you a lot of information this morning and you are going to chew on them and have more questions and we will be delighted to respond. We are excited about meeting with many of you on Monday. You asked some good questions here that we will provide some additional granularity, in particular in terms of some of the foreign markets, on Monday. And I think we owe you a response to some of that and in fact, we will do that. Again, we certainly appreciate your support and your questions and look forward to seeing you. Thank you.
* * * * *

Cautionary Statement
This transcript contains forward-looking statements. Statements in the transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
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